Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF NOVEMBER 18, 2011

BY AND BETWEEN

MEDICIS PHARMACEUTICAL CORPORATION

AND

GRACEWAY PHARMACEUTICALS, LLC

AND

THE OTHER PARTIES SIGNATORY HERETO

i

SCHEDULES

Schedule 1.1(a)	Assigned Agreements
Schedule 1.1(b)	Excluded Intellectual Property
Schedule 1.1(c)	Manufacturing Equipment
Schedule 1.1(d)	Products, Product Registrations and Territory
Schedule 2.1(g)	Retained Document Types
Schedule 2.2(d)	Excluded Agreements
Schedule 2.2(o)	Non-Business Assets
Schedule 2.3(d)	Required Contracts
Schedule 2.3(f)	Buyer Cure Costs
Schedule 5.1	Jurisdictions
Schedule 5.4	Environmental and Health and Safety Matters
Schedule 5.5	Title to Acquired Assets
Schedule 5.6	Taxes
Schedule 5.7	Legal Proceedings
Schedule 5.8	Compliance with Laws; Permits
Schedule 5.9(a)(i)	Registered Business Intellectual Property
Schedule 5.9(a)(ii)	Unregistered Trademarks
Schedule 5.9(a)(iii)	Title to Registered Business Intellectual Property
Schedule 5.9(b)	Intellectual Property Matters
Schedule 5.9(c)	Intellectual Property Proceedings
Schedule 5.9(d)	Claims Relating to Intellectual Property Rights
Schedule 5.10	Enforceability of Assigned Agreements
Schedule 5.11(a)	Regulatory Compliance Matters
Schedule 5.11(b)	Regulatory Correspondence
Schedule 5.11(c)	Regulatory Filings
Schedule 5.11(d)	Safety Notices
Schedule 5.11(e)	Regulatory Matters
Schedule 5.12	Brokers and Finders
Schedule 5.13	Affiliate Transactions
Schedule 5.14	Insurance
Schedule 5.15	Agreements with 3M
Schedule 5.18	Financial Statements
Schedule 7.2	Operations Prior to the Closing Date
Schedule 7.4(h)	Agreements to be Assigned
Schedule 7.7	Agreements That May Be Rejected

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Canadian Bill of Sale
Exhibit C	Form of Sale Order
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Canadian Sale and Vesting Order
Exhibit F	Form of Trademark Assignment
Exhibit G	Form of Patent Assignment

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 18, 2011 (the “Effective Date”), by and between MEDICIS PHARMACEUTICAL CORPORATION, a Delaware corporation (on its own behalf and as agent for Medicis Canada Ltd. in respect of the purchase of the Canadian Assets and the assumption of the Assumed Liabilities from Canadian Seller, “Buyer”), and GRACEWAY PHARMACEUTICALS, LLC, a Delaware limited liability company, and its Subsidiaries set forth on Annex A hereto (collectively, “US Sellers” and each individually a “US Seller”), and GRACEWAY CANADA COMPANY, a Nova Scotia unlimited liability company (“Canadian Seller” and collectively with US Sellers, “Sellers” and each individually a “Seller”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, Sellers are engaged in the business of developing, licensing and selling the Products in the Territory (such business, as conducted by Sellers as of the date hereof, the “Business”);

WHEREAS, (i) US Sellers have each filed a voluntary petition for relief (the “Filing”) commencing a case under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (ii) Canadian Seller has made an application to the Ontario Superior Court of Justice (Commercial List) in Toronto, Ontario, Canada and will apply, if so reasonably requested by Buyer, to any other courts of any other provinces in which Canadian Seller has Acquired Assets material to the Business as conducted by Canadian Seller (collectively, the “Canadian Court”), for the appointment of a receiver, and, if so reasonably requested by Buyer, for recognition in any other provinces in which Canadian Seller has Acquired Assets material to the Business as conducted by Canadian Seller and such recognition is necessary for the transfer of such Acquired Assets (the “Canadian Proceedings”) to oversee the sale of the assets of Canadian Seller;

WHEREAS, Sellers desire to sell to Buyer all of the Acquired Assets and transfer to Buyer the Assumed Liabilities and Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code, and the issuance of the Canadian Sale and Vesting Order in the Canadian Proceedings; and

WHEREAS, the Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order and the Canadian Court issues the Canadian Sale and Vesting Order.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained,

and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means, with respect to Sellers, all trade accounts receivable and other rights to payment from customers of Sellers to the extent arising out of the Business.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule(s)” shall have the meaning set forth in Section 3.5.

“Assigned Agreements” means the Contracts listed or described in Schedule 1.1(a) (as may be amended pursuant to Section 7.7).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 4.2(d).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Audited Financial Statements” shall have the meaning set forth in Section 5.18.

“Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code, or state fraudulent conveyances, fraudulent transfer or other similar state laws, or under Sections 95 to 101.1 of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as amended.

“Bankruptcy Case” means the bankruptcy case to be commenced by Sellers under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Benefit Plan” means any plan, program, policy or arrangement of Seller or any of its Affiliates by which compensation or employee benefits are provided to any Seller Employee.

“Bill of Sale” means the bill of sale substantially in the form attached hereto as Exhibit A.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day of the year on which national banking institutions in New York, New York or Toronto, Ontario are open to the public for conducting business and are not required or authorized by Law to close.

“Business Intellectual Property” means all Intellectual Property owned by Sellers or any of their Subsidiaries, other than the Excluded Intellectual Property.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Default Termination” shall have the meaning set forth in Section 3.2.

“Buyer Required Code” shall have the meaning set forth in Section 8.4(a).

“Buyer Termination Notice” shall have the meaning set forth in Section 11.1(b)(i).

“Buyer’s Interim Access Manager” shall have the meaning set forth in Section 7.1.

“Canadian Assets” shall have the meaning set forth in Section 3.5.

“Canadian Bill of Sale” means the bill of sale substantially in the form attached hereto as Exhibit B.

“Canadian Court” shall have the meaning set forth in the Recitals.

“Canadian Orders” means the Canadian Sale and Vesting Order and all other Orders sought by Canadian Seller in the Canadian Proceedings relating to this Agreement and the transactions contemplated therein.

“Canadian Proceedings” shall have the meaning set out in the Recitals.

“Canadian Sale and Vesting Order” shall have the meaning set forth in Section 7.4(b).

“Canadian Seller” shall have the meaning set forth in the Preamble.

“Cash Consideration” means cash in U.S. dollars in the amount of Four Hundred and Fifty-Five Million United States Dollars (USD $455,000,000).

“Chargebacks” means all chargebacks, credits, reimbursements and related adjustments, in each case other than Rebates, that are charged by wholesalers, group purchasing organizations, managed care entities and distributors.

“CJA” means Courts of Justice Act, R.S.O. 1990, c. C.43.

“Claims” means all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any Person arising out of or relating to any Product or Acquired Asset.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Date Payment” shall have the meaning set forth in Section 3.3.

“Closing Legal Impediment” shall have the meaning set forth in Section 9.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assigned Agreements.

“Deposit” shall have the meaning set forth in Section 3.2.

“DESI” means the Drug Efficacy Study Implementation program implemented and administered by the FDA, and all applicable regulations, notices and guidances issued by the FDA in connection therewith, including without limitation the FDA’s “Guidance for FDA Staff and Industry, Marketed Unapproved Drugs—Compliance Policy Guide Section 440.100 (June 2006).”

“DIN” means the Drug Identification Number assigned to a party for a drug product authorized for sale in Canada, that uniquely identifies that drug product sold in a specific dosage form in Canada.

“Documents” means (a) all books, records, files, invoices, inventory records, product specifications, customer lists, cost and pricing information, physician lists, supplier lists, business plans, catalogs, customer literature, quality control records and manuals and credit records of customers, (b) research, design and development files, records and laboratory books (including raw data, technical data, pharmacology data, pharmacovigilance data, chemistry and pharmaceutical data relating to drug substance and drug product (including analytical and product characterization data) and toxicology data) and stability and clinical studies; (c) all data relevant to the manufacturing of a Product, (d) Regulatory Documentation and (e) Marketing Materials , in each case relating to any Product or Acquired Asset (including all data and other information stored on discs, tapes or other media).

“Effective Date” shall have the meaning set forth in the Preamble.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind.

“Environmental, Health and Safety Laws” shall have the meaning set forth in Section 5.4(a).

“Equipment” means all furniture, trade fixtures, equipment, computers, servers, telephones, laptop computers, machinery, apparatus, appliances, implements, signage, office supplies and all other tangible personal property of every kind and description owned by Sellers and used or held for use primarily in the Business other than Manufacturing Equipment.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of November 10, 2011, by and among Buyer, Graceway Pharmaceuticals, LLC and the Escrow Agent.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Intellectual Property” means the Sellers’ Brand and the Intellectual Property set forth on Schedule 1.1(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the United States Food and Drug Administration, or any successor entity.

“Filing” shall have the meaning set forth in the Recitals.

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which no stay of the action or order is in effect.

“Financial Statements” shall have the meaning set forth in Section 5.18.

“Governmental Authority” means any United States or Canadian federal, provincial, state, municipal or local or any foreign government, governmental agency or authority, or regulatory or administrative authority, or any court, tribunal or judicial body having jurisdiction, including the Bankruptcy Court and the Canadian Court.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “toxic substance,” “hazardous pollutant,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental, Health and Safety Laws.

“Health Canada” means the Canadian Federal department called Health Canada, or any successor entity.

“Health Care Laws” shall have the meaning set forth in Section 5.11(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“IND” shall have the meaning given in the definition of “Regulatory Documentation.”

“Intellectual Property” means all right, title and interest in, to or under intellectual property, including: (i) all patents, patent applications, patent disclosures and invention disclosure statements, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, internet domain names and other source identifiers, together with all goodwill of the business connected with the use thereof and symbolized thereby, and all applications, registrations, and renewals in connection therewith; (iii) all copyrights and all applications, registrations, renewals and extensions in connection therewith; (iv) all trade secrets and confidential and proprietary information, including confidential technology, know-how, inventions, processes, formulae, specifications, models and methodologies (collectively, the “Trade Secrets”); (v) computer software, including websites and computer programs, any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to the foregoing; and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Intercompany Loan” means the debtor-in-possession financing provided by the Canadian Seller to the US Sellers and all proceeds thereof.

“Inventory” means all raw materials, work-in-process, finished goods, supplies (including clinical drug supplies), samples (including samples held by sales representatives), components, packaging materials, and other inventories to which Sellers have title that are in the possession of Sellers or any Third Party and used or held for use in connection with any Product or Acquired Asset.

“IP Assignments” shall have the meaning set forth in Section 4.2(e).

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any matter in question, in the case of Sellers, the knowledge, after reasonable inquiry, of Jefferson J. Gregory, Robert J. Moccia, Brian G. Shrader, John A. A. Bellamy, Tariq Zaidi, John Bowles, Michael T. Nordsiek, Chris Curtin, Gregory C. Jones, Sean T. Brennan and Erin Craven, with respect to such matter.

“Labeling” shall be as defined in Section 201(m) of the FD&C Act (21 U.S.C. § 321(m)) and other comparable foreign Law relating to the subject matter thereof, including the applicable Product’s label, packaging and package inserts accompanying such Product, and any other written, printed, or graphic materials accompanying such Product, including patient instructions or patient indication guides.

“Labeling Phone Numbers” means all customer service and adverse effect reporting phone numbers of Sellers included in Labeling and packaging for Inventory purchased hereunder.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree by any Governmental Authority as in effect from time to time.

“Liability” means any debt, losses, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Manufacturing Equipment” means all furniture, trade fixtures, equipment, computers, servers, telephones, laptop computers, machinery, apparatus, appliances, implements, signage, office supplies and all other tangible personal property of every kind and description owned by Sellers and physically located at the location of a Third Party that manufactures Products, including the items set forth on Schedule 1.1(c).

“Marketing Materials” means all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data, advertising and display materials (including all underlying designs, samples, charts, diagrams, photos and electronic files related to the foregoing) and all training materials, in each case in whatever form or medium (e.g., audio, visual, digital or print) held in any Seller’s name and primarily related to any Product or Acquired Asset as of the Closing Date.

“Material Adverse Effect” means any effect, change, condition, circumstance, development or event that, individually or in the aggregate with all other effects, changes, conditions, circumstances, developments and events has had, or would reasonably be expected to have, a material adverse effect on the Business (excluding the Excluded Assets and the Excluded Liabilities), taken as a whole, or would reasonably be expected to prevent or materially impair the ability of Sellers to consummate the transactions contemplated by this Agreement, excluding, in each case, (a) any effect, change, condition, circumstance, development or event that results from or arises out of: (i) the Bankruptcy Case and/or the Canadian Proceedings; (ii) the execution and delivery of this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; (iii) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war; (iv) any hurricane, tornado, flood, earthquake or other natural disaster; (v) changes in (or proposals to change) Laws or accounting regulations or principles; (vi) any action expressly contemplated by this Agreement or taken at the written request of Buyer; (vii) failure of any Seller, or part thereof, to meet any internal or published projections, forecasts, estimates or predictions in respect of financial or operating metrics (it being understood that the facts or circumstances giving rise or contributing to such failure to meet any internal or published projections, forecasts, estimates or predictions in respect of financial or operating metrics may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (viii) the failure to pay or otherwise honor (A) Rebates, Chargebacks and return obligations relating to sales of Products sold by Sellers prior to the Filing or (B) any patient coupon program; or (ix) any reasonably anticipated motion, application, pleading or Order filed under or in connection with the Bankruptcy Case; and (b) any effect, change or event generally applicable to: (i) the industries and markets in which Sellers operate, or (ii) economic or political conditions or the debt, securities or financial markets in any country or region, provided, however, that in the case of clauses (a)(iii), (a)(v), (b)(i) and (b)(ii) of this paragraph, such effects, changes or events shall be taken into account in determining whether any Material Adverse Effect has occurred to the extent that any such effects, changes or events have, or would reasonably be expected to have, a disproportionate effect on the Business (excluding the Excluded Assets and the Excluded Liabilities) as compared to other similarly situated businesses engaged in the business of selling dermatology pharmaceutical products.

“Material Unregistered Trademarks” shall have the meaning set forth in Section 5.9(a).

“NDA” means any new drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. Part 314 et seq., and any foreign equivalent application filed with any Governmental Authority.

“NDC Number” means the unique, identifying number assigned to a drug product, including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the FD&C Act and applicable FDA rules and regulations.

“NDS” means any new drug submission filed pursuant to the requirements of Health Canada as more fully defined under the Food and Drugs Act, RSC 1985, c F-27 and includes all related documentation accompanying the submission.

“NOC” means the regulatory approval for a drug product by Health Canada, namely a Notice of Compliance.

“Non-Serious Adverse Event” shall have the meaning set forth in Section 8.6(b).

“Nycomed Award Amount” shall have the meaning set forth in Section 8.10.

“Nycomed Litigation” means Graceway Pharmaceuticals, LLC and 3M Innovative Properties Company v. Perrigo Company, Perrigo Israel Pharmaceuticals, Ltd. and Nycomed U.S. Inc., Civil Action No. 10-937 (WJM)(MF) in the United States District Court for the District of New Jersey.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business” means the operation of the Business in the ordinary and usual course consistent with past practice and custom of Sellers, including taking any action in accordance with any Contract to which Sellers is a party.

“Outside Date” shall have the meaning set forth in Section 11.1(a)(iii).

“Party” or “Parties” means, individually or collectively, Buyer and Sellers.

“Patent Assignment” shall have the meaning set forth in Section 4.2(e).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, Product Registrations and Orders that are necessary for Sellers to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted.

“Permitted Encumbrances” means (a) as to US Sellers only, Encumbrances for utilities and current Taxes not yet due and payable or being contested in good faith; (b) non-exclusive licenses to the Business Intellectual Property granted in the Ordinary Course of Business; and (c) as to US Sellers only, immaterial materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Post-Closing Allocation Schedule(s)” shall have the meaning set forth in Section 3.5.

“Pre-Closing Allocation Schedule(s)” shall have the meaning set forth in Section 3.5.

“Pre-Paid Expenses” means all deposits and prepaid charges and expenses of Sellers as of the Closing Date to the extent related to an Assigned Agreement and after applying any such deposits, prepaid charges and expenses against any Cure Costs payable to the Third Party to whom such deposits, prepaid charges and expenses were paid.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, other than an Avoidance Action.

“Product Registrations” means the approvals, licenses, registrations, listings, franchises, permits, certificates, consents, clearances, or other authorizations (including, but not limited to, NDAs and NDSs) and comparable regulatory filings required by any Governmental Authority for the Products held in Sellers’ name as set forth in Schedule 1.1(d).

“Products” or “Product” means, collectively or individually, all products, formulations and compounds owned by Sellers or any of their Subsidiaries, or to which Sellers or any of their Subsidiaries have rights, including the products, formulations, compounds and other assets set forth on Schedule 1.1(c), together with all potential new strengths, indications, modes of administration and line extensions related to such products, formulations, compounds and other assets.

“Property Taxes” shall have the meaning set forth in Section 8.1(b).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Real Property” means all real property owned by Sellers and all unexpired leases or other occupancy agreements for real property under which Sellers are a lessee (or the equivalent).

“Rebates” means rebates, price reductions, administrative fees and related adjustments charged by state Medicaid and other federal, state and local governmental programs (including any Canadian programs) and their participants, and by health plans, insurance companies, mail service pharmacies and health care providers based upon the utilization and sales of the Product, and service, administrative and inventory management fees due to wholesalers, distributors and group purchasing organizations based on sales of the Product.

“Receiver” means the Receiver appointed by the Canadian Court in the Canadian Proceedings.

“Registered Business Intellectual Property” shall have the meaning set forth in Section 5.9(a).

“Regulatory Documentation” means (a) all regulatory filings and supporting documents, chemistry, manufacturing and controls data and documentation, preclinical and clinical studies and tests, (b) the NDA and all regulatory files and foreign equivalents related thereto, including the NDS, (c) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Authority including all investigational new drug (“IND”) applications, IND annual and safety reports, drug master files, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any responses to such reports), any correspondence with the Office of Prescription Drug Promotion, periodic safety update reports, complaint files, annual product quality reviews and clinical trial applications in Canada, (d) the complete complaint, adverse event and medical inquiry filings with respect to the Products, in each case held by Sellers as required by applicable Laws and as related to any Product or Acquired Asset, including the Product Registrations and (e) all regulatory approvals, including the NOC, the DIN and any other market authorization issued by Health Canada.

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Retained Subsidiaries” means all direct and indirect Subsidiaries of Sellers.

“Review Documents” shall have the meaning set forth in Section 5.19(a).

“Safety Notice” shall have the meaning set forth in Section 5.11(d).

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, which Order shall be substantially in the form attached hereto as Exhibit C with such changes as Buyer and Sellers find reasonably acceptable and subject to approval of the Bankruptcy Court.

“Seller Employee” means any employee of any Seller or any Affiliates of any Seller.

“Sellers” and “Seller” shall have the meaning set forth in the Preamble.

“Sellers Termination Notice” shall have the meaning set forth in Section 11.1(c)(i).

“Sellers’ Brand” shall have the meaning set forth in Section 8.7.

“Sellers’ Interim Access Manager” shall have the meaning set forth in Section 7.1.

“Serious Adverse Event” shall have the meaning set forth in Section 8.6(b).

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body.

“Tax” or “Taxes” means any federal, state, provincial, local, municipal, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto), in each case imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed with or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Territory” means the countries and territories set forth directly above each Product indicated on Schedule 1.1(c).

“Third Party” means a Person who or which is neither a Party hereto nor an Affiliate of a Party hereto.

“Trade Secrets” shall have the meaning set forth in subsection (iv) of the definition of Intellectual Property.

“Trademark Assignment” shall have the meaning set forth in Section 4.2(e).

“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 8.1(a).

“Unaudited Financial Statements” shall have the meaning set forth in Section 5.18.

“US Sellers” and “US Seller” shall have the meaning set forth in the Preamble.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Law, and the rules and regulations thereunder.

Section 1.2 Other Definitions and Interpretive Matters.

(a) Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Any reference in this Agreement to $ means U.S. dollars.

(iii) Unless the context otherwise requires, all capitalized terms used in the Exhibits and Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Exhibits and Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Exhibits and Schedules. No disclosure in the Exhibits and Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Schedules if the relevance of such disclosure to such other Schedule is reasonably apparent from the facts specified in such disclosure. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(iv) Any reference in this Agreement to gender includes all genders, and words importing the singular number also include the plural and vice versa.

(v) The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi) Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(vii) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, US Sellers and Canadian Seller, or the Receiver on behalf of the Canadian Seller, shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, all right, title and interest of Sellers in, to or under all of the properties and assets (including Intellectual Property) of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, leased, licensed, used or held for use in or relating to the Business, as the same shall exist on the Closing Date (but, for the avoidance of doubt, excluding any Excluded Assets) (collectively, the “Acquired Assets”), including all right, title and interest of Sellers in, to or under:

(a) all Inventory;

(b) the Assigned Agreements;

(c) all Permits and pending applications therefor;

(d) all Business Intellectual Property, which for the avoidance of doubt, shall be transferred pursuant to the IP Assignments and not this Agreement;

(e) all Pre-Paid Expenses;

(f) all goodwill associated with the Acquired Assets;

(g) all Documents (other than those described in Section 2.2(c)) to the extent available and permitted by applicable Laws, provided that Sellers may retain copies of such Documents to the extent required by Law or are reasonably necessary for Sellers to wind up their affairs following the Closing and are of the type described on Schedule 2.1(g), or otherwise related to pending or threatened litigation not acquired by Buyer pursuant to Section 2.1(h) or assumed by Buyer pursuant to Section 2.3;

(h) all Claims and Proceedings (including, for the avoidance of doubt, the Nycomed Litigation and all claims for past infringement or misappropriation of Business Intellectual Property) of Sellers as of the Closing (other than Claims and Proceedings (i) primarily related to or constituting any Excluded Asset or Excluded Liability or (ii) against Sellers (regardless of whether or not such claims and causes of action have been asserted by Sellers)) and all rights of indemnity, warranty rights, rights of contribution, rights to refunds (other than Tax refunds), rights of reimbursement and other rights of recovery, including insurance proceeds, possessed by Sellers as of the Closing (regardless of whether such rights are currently exercisable) to the extent related to any Product or other Acquired Asset or any of the Assumed Liabilities;

(i) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements relating to any Product or Acquired Asset (or any portion thereof);

(j) the Labeling Phone Numbers; and

(k) the Manufacturing Equipment.

Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) each Seller’s rights under this Agreement (including the right to receive the Purchase Price delivered to Sellers pursuant to this Agreement);

(b) all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits, securities, securities entitlements, instruments and other investments of Sellers and all bank accounts and securities accounts, including any cash collateral that is collateralizing any letters of credit;

(c) all Documents prepared in connection with this Agreement or the transactions contemplated hereby or relating to the Bankruptcy Case or the Canadian Proceedings, all minute books, corporate records (such as stock registers) and organizational documents of Sellers and the Retained Subsidiaries, Tax Returns, other Tax work papers, and all other Documents not related to the Products or the Acquired Assets;

(d) any Contract that is not an Assigned Agreement, including the Contracts listed or described on Schedule 2.2(d), which Schedule may be modified from the Effective Date through one (1) Business Day prior to the Sale Hearing in accordance with Section 7.7;

(e) any Tax refunds, rebates or credits of Sellers;

(f) all Claims and Proceedings of Sellers (other than those described in Section 2.1(h));

(g) all Seller Employees and all of the funding vehicles and assets of any Benefit Plan;

(h) the Avoidance Actions or similar Proceedings, including but not limited to Proceedings under Sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code;

(i) any security deposits or pre-paid expenses not associated with the Acquired Assets;

(j) all insurance policies and binders, all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders and all rights to proceeds thereof (other than as described in Section 2.1(h));

(k) all shares of capital stock or other equity interests of any Seller or Retained Subsidiary or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or Retained Subsidiary;

(l) the Equipment;

(m) all Accounts Receivable;

(n) all Real Property;

(o) any assets, properties and rights of any Sellers other than the Acquired Assets, including those set forth on Schedule 2.2(o);

(p) the Excluded Intellectual Property; and

(q) the Intercompany Loan and all interest thereon.

Section 2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising from the ownership of the Acquired Assets or the sale of Products by Buyer, in each case after the Closing Date, it being understood that Liabilities arising from the ownership of the Acquired Assets or the operation of the Business prior to the Closing Date (including the sale of Products by Sellers and their Affiliates prior to the Closing

Date) shall not constitute Assumed Liabilities regardless of when the obligation to pay such Liabilities arises, other than as set forth in Section 2.3(e) and Section 8.1, provided that, for the avoidance of doubt and notwithstanding anything herein to the contrary, Buyer shall assume, and agrees to pay and discharge when due, all Liabilities for all raw materials, work-in-process, finished goods, supplies (including clinical drug supplies), samples (including samples held by sales representatives), components, packaging materials, and other inventories related to Products delivered to Buyer or its Affiliates in accordance with any supply or manufacturing Contract assumed by Buyer in accordance with Section 2.1(b), regardless of when or by whom such goods were ordered;

(b) all Liabilities under the Assigned Agreements arising after the Closing;

(c) the Cure Costs associated with any Contracts added by Buyer to Schedule 1.1(a) after the Effective Date, provided that such Contract (i) is listed on Schedule 2.2(d) to this Agreement as of the Effective Date or (ii) arose in the Ordinary Course of Business after the Effective Date and was approved by Buyer in writing as an “Assigned Agreement”;

(d) all Liabilities of Sellers for any claims entitled to administrative expense priority in the Bankruptcy Case in accordance with the applicable provisions of the Bankruptcy Code arising out of any Contract removed by Buyer from Schedule 1.1(a) in accordance with Section 7.7 that is listed on Schedule 2.3(d);

(e) all Liabilities for Transfer Taxes, as provided in Section 8.1; and

(f) the Cure Costs associated with the Contracts listed on Schedule 2.3(f).

Section 2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge, and Sellers shall be solely and exclusively liable with respect to, any Liability of Sellers that is not an Assumed Liability, including, without limitation, Liability incurred by Sellers for returns, government Rebates, commercial Rebates and obligations arising under any patient coupon program, in each case, with respect to Product sold by Sellers prior to Closing and whether such Liabilities arise prior to, on or after the Closing Date (such Liabilities, collectively, the “Excluded Liabilities”).

Section 2.5 Assignments; Cure Costs. Sellers shall transfer and assign all Assigned Agreements and Permits to Buyer, and Buyer shall assume all Assigned Agreements and Permits from Sellers, as of the Closing Date pursuant to, inter alia, Section 365 of the Bankruptcy Code and the Sale Order. In connection with such assumption and assignment of the Assigned Agreements in accordance with Section 2.1(b), Sellers shall pay and discharge all Cure Costs, except for those assumed by Buyer pursuant to Section 2.3(c) and Section 2.3(f), which Buyer shall pay and discharge; provided, however, that, notwithstanding the foregoing, Canadian Seller shall not be liable for Cure Costs for Assigned Agreements and Permits to which Canadian Seller is not a party. To the maximum extent permitted by the Bankruptcy Code or other applicable Law, the Assigned Agreements and Permits shall be assumed by Sellers and assigned to Buyer as of the Closing Date. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment to Buyer of any Assigned Agreement or Permit is not permitted by Law or is not permitted without the consent of another Person and, in the case of the Assigned Agreements and Permits that are the subject of Section 365 of the Bankruptcy Code and the Sale Order, as applicable, such restriction cannot be effectively overridden or canceled by the Sale Order, or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment or an undertaking or attempt to assign the same or any right or interest therein if such consent is not given and the Closing shall proceed with respect to the remaining Assigned Agreements and Permits without any reduction in the Purchase Price, provided, however, that Sellers will use their commercially reasonable efforts to obtain any such consents to assign such Assigned Agreements and Permits to Buyer, provided, further, that Sellers shall not be required to incur any Liabilities or provide any financial accommodation in order to obtain any such consents. Concurrently with the execution of this Agreement, Sellers have delivered to Buyer the written consent, in the form previously agreed to by Buyer, of MedPharm Limited to the assumption by, and assignment to, Buyer of the Assigned Agreements to which MedPharm Limited and its affiliates are parties.

Section 2.6 Further Assurances. At the Closing, Sellers shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and indefeasible title to the Acquired Assets free and clear of all Encumbrances (other than Permitted Encumbrances) and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Sellers and assumption by Buyer of the Assigned Agreements, and each of Sellers, on the one hand, and Buyer, on the other hand, shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement at or after the Closing, including, subject to Section 2.5, assistance by Sellers with the transfer of the Inventory, Permits, Documents, Business Intellectual Property (including with respect to making all appropriate filings and submissions with the United States Patent and Trademark Office and the Canadian Intellectual Property Office promptly after Closing, and in any event within thirty (30) days of Closing) and Product Registrations (which in the case of the shipping and delivery of the Inventory, Documents and Product Registrations shall be arranged by Buyer at its sole cost and expense); provided that (i) nothing in this Section 2.6 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing and (ii) Buyer shall reimburse Sellers for any reasonable and documented out-of-pocket expenditure or obligation incurred by Sellers after the Closing directly related to assistance provided to Buyer pursuant to this Section 2.6. In furtherance and not in limitation of the foregoing, (a) from immediately upon the Closing Sellers shall provide Buyers with full access (including after normal working hours and on non-Business Days and other days on which Sellers operations are customarily closed) to each of the real properties owned or leased by any Seller at which any of the Acquired Assets are physically located in order to allow Buyer, at its sole expense, to take possession of and arrange for transport of the Acquired Assets, and (b) in the event that any of the assets, properties, rights, titles and interests (tangible or intangible) used in connection with the Products and the Acquired Assets shall not have been conveyed at Closing, Sellers shall use commercially reasonable efforts to convey such assets, properties, rights, titles and interests to Buyer as promptly as practicable after the Closing, and pending such conveyance shall provide the applicable benefits thereof to Buyer in a manner consistent in all material respects with past practice, provided, however, that Sellers shall not be required to incur any Liabilities or provide any financial accommodation in connection with any action required to be taken pursuant to this Section 2.6. Prior to the Closing, the parties shall cooperate in good faith to (x) identify any assets, properties, rights, titles or interests that may not be able to be conveyed at Closing, and (y) begin preparations for the transport the Acquired Assets upon the Closing.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Acquired Assets shall consist of:

(a) cash in the amount of the Cash Consideration; plus

(b) the assumption of the Assumed Liabilities.

Section 3.2 Deposit. Prior to the Effective Date, Buyer deposited into escrow with the Escrow Agent an amount in cash equal to $27,500,000 (such amount, together with all interest and other earnings accrued thereon, the “Deposit”) by wire transfer of immediately available funds pursuant to the terms of the Escrow Agreement. The Deposit shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Sellers or Buyer. The Deposit shall become payable to Sellers upon the Closing or in the event of the termination of this Agreement pursuant to Section 11.1(c), in accordance with Section 11.2 (a “Buyer Default Termination”). At the Closing, the Parties shall instruct the Escrow Agent to deliver the Deposit to an account designated by Sellers by wire transfer of immediately available funds as payment of a portion of the Purchase Price.

Section 3.3 Closing Date Payment. At the Closing, Buyer shall pay to Sellers and the Receiver in accordance with the Allocation Schedule(s) in cash by wire transfer of immediately available funds an amount equal to the Cash Consideration, less the amount of the Deposit (such amount to be paid to Sellers at the Closing, the “Closing Date Payment”).

Section 3.4 Discharge of Assumed Liabilities After Closing. Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

Section 3.5 Allocation of Purchase Price. Buyer shall deliver to Sellers allocation schedule(s) allocating the Purchase Price (as may be adjusted pursuant to the terms of this Agreement), including the Assumed Liabilities to the extent such Liabilities are required to be treated as part of the Purchase Price for Tax purposes, (i) between the Acquired Assets of Canadian Seller (the “Canadian Assets”), on the one hand, and the Acquired Assets other than the Canadian Assets, on the other hand (the “Canada-US Allocation”), (ii) for the Canadian Assets, among the province(s) in which the Canadian Assets are located (the “Provincial Allocation”), (iii) among the Canadian Assets in accordance with Section 1060 of the Code and the regulations thereunder (the “Canadian Asset Allocation”) and (iv) among the Acquired Assets other than the Canadian Assets in accordance with Section 1060 of the Code and the regulations thereunder (the “US Asset Allocation” and together with the Canada-US Allocation, the Provincial Allocation and the Canadian Asset Allocation, the “Allocation Schedules” and each an “Allocation Schedule”). At the Closing, Buyer shall deliver to Sellers the Canada-US Allocation. Buyer shall use commercially reasonable efforts to deliver to Sellers the Provincial Allocation and Canadian Asset Allocation at the Closing, and in any event shall deliver such Allocation Schedules to Sellers no later than thirty (30) days after the Closing. Not later than thirty (30) days after the Closing, Buyer shall deliver to Sellers the US Asset Allocation. In administering any Proceeding, the Bankruptcy Court shall not be required to apply the Allocation Schedule(s) in determining the manner in which the Purchase Price should be allocated as between any of the US Sellers and their respective estates or between the US Sellers and their estates and the Canadian Seller and its estate. In administering the Canadian Proceedings, the Canadian Court shall not be required to apply the Allocation Schedule(s) in determining the manner in which the Purchase Price should be allocated as between the US Sellers and their estates and the Canadian Seller and its estate. Buyer and Sellers will each file all Tax Returns (including, but not limited to, IRS Forms 8594) consistent with the Allocation Schedule(s) established pursuant to the terms of this Section 3.5 (except to the extent that any Allocation Schedule is inconsistent with any Final Order of the Bankruptcy Court or the Canadian Court). Sellers, on the one hand, and Buyer, on the other hand, each agree to provide the other promptly with any other information required to complete IRS Forms 8594. Neither Buyer nor any Seller shall take any Tax position inconsistent with such Allocation Schedule(s) (except to the extent that any Allocation Schedule is inconsistent with any Final Order of the Bankruptcy Court or the Canadian Court) and neither Buyer nor any Seller shall agree to any proposed adjustment based upon or arising out of Allocation Schedule(s) by any Governmental Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule(s), and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such Allocation Schedule(s). The Allocation Schedule(s) shall be revised in accordance with Section 1060 of the Code and the regulations thereunder to appropriately take into account any payments made under this Agreement.

Section 3.6 Withholding. If Buyer is required by applicable Laws to withhold or deduct any amount of Tax from the payment of the Purchase Price hereunder, then Buyer shall withhold or deduct (and, to the extent required by applicable Laws, remit to the appropriate Governmental Authority) the amount of any such Tax and such withheld amount shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE IV

CLOSING

Section 4.1 Closing Date. Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 233 S. Wacker Drive, Suite 5800, Chicago, Illinois, no later than the third (3rd) Business Day following the date on which the conditions set forth in Article IX and Article X have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Buyer, Sellers and the Receiver may mutually agree. The date and time at which the Closing actually occurs is referred to as the “Closing Date.”

Section 4.2 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Sellers:

(a) the Closing Date Payment, in accordance with Section 3.3;

(b) the Bill of Sale, duly executed by Buyer;

(c) the Canadian Bill of Sale, duly executed by Buyer;

(d) an assignment and assumption agreement with respect to the Assigned Agreements, in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), assigning to Buyer all of Sellers’ right, title and interest in and to such Assigned Agreements, duly executed by Buyer;

(e) each other Transaction Document to which Buyer is a party, including the Trademark Assignment in the form attached as Exhibit F (the “Trademark Assignment”), the Patent Assignment in the form attached as Exhibit G (the “Patent Assignment” and collectively with the Trademark Assignment, the “IP Assignments”), duly executed by Buyer;

(f) the certificates of Buyer to be received by Sellers pursuant to Sections 10.1 and 10.4; and

(g) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Acquired Assets and Assumed Liabilities to Buyer.

Section 4.3 Sellers’ Deliveries. At the Closing, Sellers and the Receiver, as applicable, shall deliver to Buyer:

(a) the Bill of Sale, one or more Assignment and Assumption Agreements, and each other Transaction Document to which any Seller is a party, including the IP Assignments, duly executed by each applicable Seller or the Receiver;

(b) the Canadian Bill of Sale, duly executed by the Receiver;

(c) a copy of the Sale Order entered by the Bankruptcy Court;

(d) a copy of the Canadian Sale and Vesting Order as entered by the Canadian Court;

(e) a copy of the Receiver’s Certificate referred to in the Canadian Sale and Vesting Order duly executed by the Receiver and as filed with the Canadian Court;

(f) the certificates of Sellers to be received by Buyer pursuant to Sections 9.1 and 9.2;

(g) a certificate of non-foreign status executed by each Seller (or, if applicable, a direct or indirect owner of a Seller) that is not a disregarded entity for U.S. federal income tax purposes, prepared in accordance with Treasury Regulation Section 1.1445-2(b);

(h) such other bills of sale, special warranty deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Sellers in, to or under any or all the Acquired Assets; and

(i) a written consent, duly executed by 3M Company, to the assumption by, and assignment to, Buyer of the Assigned Agreements to which 3M Company and its affiliates are parties, which consent shall be on terms no less favorable to Buyer as compared to the terms applicable to Galderma S.A. in that certain written consent of 3M Company, dated September 27, 2011, to the assumption by, and assignment to, Galderma S.A. of the Assigned Agreements to which 3M Company and its affiliates are parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer that the statements contained in this Article V are true and correct:

Section 5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Sellers have the requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on the Business as now conducted. Except as set forth on Schedule 5.1, Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.2 Authority; Validity; Consents. Sellers have, subject to requisite Bankruptcy Court approval and Canadian Court approval, as applicable, the requisite corporate or limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which each such Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Sellers and each other Transaction Document required to be executed and delivered by Sellers at the Closing will be duly and validly executed and delivered by Sellers at the Closing. Subject to requisite Bankruptcy Court approval and Canadian Court approval, as applicable, this Agreement and the other Transaction Documents constitute, with respect to Sellers, the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to requisite Bankruptcy Court approval and Canadian Court approval, as applicable, except (a) as required to comply with the HSR Act, (b) for entry of the Sale Order or the Canadian Sale and Vesting Order and (c) for notices, filings and consents required in connection with the Bankruptcy Case or the Canadian Proceedings, Sellers are not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.3 No Conflict. When the consents and other actions described in Section 5.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the material breach of any of the terms and provisions of, or constitute a material default under, or materially conflict with, or require consent or the giving of notice under, or cause any acceleration of any material obligation of Sellers under (a) any Order or (b) any Law.

Section 5.4 Environmental and Health and Safety Matters. Except as set forth on Schedule 5.4 or as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the current operations of the Business at the Real Property comply with all applicable Laws concerning environmental, health or safety matters (“Environmental, Health and Safety Laws”), and Sellers have not received written notice alleging that the activities of the Business are in violation of any Environmental Health and Safety Laws; and

(b) no Seller has caused any Release of any Hazardous Substances that requires reporting under applicable Environmental, Health and Safety Laws at, on or under any of the Real Property, and, to Sellers’ Knowledge, none of such properties has been used by any Person as a landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended.

Section 5.5 Title to Acquired Assets. Sellers have, and, immediately prior to Closing, will have, and, upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.3, and subject to the terms of the Sale Order and the Canadian Sale and Vesting Order, Sellers will thereby transfer to Buyer, good title to, or, in the case of personal property leased by Sellers, a valid leasehold interest in, all of the Acquired Assets material to the Business, taken as a whole, free and clear of all Encumbrances, except (a) as set forth on Schedule 5.5, (b) for the Assumed Liabilities, (c) for Permitted Encumbrances, and (d) subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of Acquired Assets, Assigned Agreements and Permits, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority, which has not been obtained.

Section 5.6 Taxes. Except as set forth on Schedule 5.6, all income and other material Tax Returns required to be filed by Sellers have been timely filed (taking into account any extension of time to file granted, or to be obtained with respect thereto), and all such Tax Returns are complete and accurate in all material respects. Except as set forth on Schedule 5.6, on the Effective Date (a) no examination by any Governmental Authority of any such Tax Return is currently in progress; and (b) no material Tax deficiencies of Sellers are being claimed, proposed or assessed by any Governmental Authority. All material amounts of Tax due and payable by Sellers have been duly and timely paid. There are no liens for Taxes on any of the Acquired Assets other than Permitted Encumbrances.

Section 5.7 Legal Proceedings. As of the date hereof, except for the Bankruptcy Case, the Canadian Proceedings and as set forth on Schedule 5.7, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller that (a) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or (b) would have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2006, there has not been made or, to Sellers’ Knowledge, threatened, any material product liability or other material product-related claims by any third party arising from the sale, distribution or manufacturing with respect to the safety of the Products of any Product and, to Seller’s Knowledge, there are no material safety concerns with respect to any Product.

Section 5.8 Compliance with Laws; Permits. Except as set forth in Schedule 5.8, Sellers are not, and since January 1, 2009, have not been in violation in any material respect of any Law applicable to the operation of the Business and hold all Permits required for Sellers to conduct the Business as it is currently conducted. Except as set forth in Schedule 5.8, there are no Proceedings pending, or to Sellers’ Knowledge threatened, regarding any of the Permits, except where the failure to hold the same or such Proceedings regarding the same would not reasonably be expected to materially impair the conduct of the Business as currently conducted. Sellers are in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected to materially impair the conduct of the Business as currently conducted. Notwithstanding the foregoing, this Section 5.8 shall not apply to environmental and health and safety matters, Taxes or regulatory matters, which are the subject exclusively of the representations and warranties in Section 5.4, Section 5.6 and Section 5.11, respectively.

Section 5.9 Sellers’ Intellectual Property.

(a) Schedule 5.9(a)(i) sets forth a true and complete list of all U.S. and foreign (A) issued patents and pending applications for patents; (B) registered trademarks, Internet domain names and pending applications for trademarks; and (C) registered copyrights and pending applications for copyrights, in each case consisting of Business Intellectual Property (collectively, the “Registered Business Intellectual Property”). To Sellers’ Knowledge, Schedule 5.9(a)(ii) sets forth a true and complete list of all unregistered trademarks consisting of Business Intellectual Property and which are material to the Business as currently conducted (the “Material Unregistered Trademarks”). Except as set forth on Schedule 5.9(a)(iii) and for Permitted Encumbrances, Sellers have all right, title and interest in and to the Registered Business Intellectual Property designated as owned by Sellers on Schedule 5.9(a)(i), free and clear of all Encumbrances.

(b) Except as set forth on Schedule 5.9(b), to Sellers’ Knowledge, each item of the material Registered Business Intellectual Property is in full force and effect, and has not been abandoned or passed into the public domain, and all necessary registration, maintenance and renewal documentation and fees in connection with the applicable material Registered Business Intellectual Property have been timely filed with the appropriate authorities and paid. Sellers have in place commercially reasonable policies and procedures, consistent with industry standards, to maintain the secrecy of all Trade Secrets included in the Business Intellectual Property. To Sellers’ Knowledge, the Business is not using any material Registered Business Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such material Registered Business Intellectual Property.

(c) Except as set forth on Schedule 5.9(c), there are no claims, actions, suits or proceedings before any court, tribunal or other Governmental Authority with respect to the Registered Business Intellectual Property or Material Unregistered Trademarks (other than proceedings related to usual and customary patent or trademark prosecutions in the Ordinary Course of Business, including with the United States Patent and Trademark Office or equivalent foreign or multi-national authority).

(d) Except as disclosed on Schedule 5.9(d), to Sellers’ Knowledge (i) the conduct of the Business by Sellers as conducted as of the date hereof does not infringe or otherwise violate any Person’s Intellectual Property rights, and no claims with respect to such infringement or violation are pending or threatened in writing against Sellers, and (ii) no Person is infringing or otherwise violating any Business Intellectual Property, and no claims with respect to any such infringement or violation are pending or threatened against any Person by Sellers.

Section 5.10 Assigned Agreements. Each Assigned Agreement listed or described in Schedule 1.1(a) is in full force and effect and is a valid and binding obligation of Sellers and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and (b) as set forth on Schedule 5.10. Sellers have made available to Buyer correct and complete copies of all Assigned Agreements. Upon entry of the Sale Order and payment of the Cure Costs and except as set forth on Schedule 5.10, (i) no Seller will be in material breach or default of its obligations under any such Assigned Agreement, (ii) no condition exists that with notice or lapse of time or both would constitute a material default by any Seller under any such Assigned Agreement and (iii) to Sellers’ Knowledge, no other party to any such Assigned Agreement is in material breach or default thereunder. Other than as disclosed in Schedule 1.1(a) (as amended from time to time in accordance with the terms of this Agreement), Schedule 2.2(d) (as amended from time to time in accordance with the terms of this Agreement), Schedule 5.13, Schedule 5.14 and Schedule 5.15, as of the Effective Date, no Seller is party to a Contract that is material to the Business.

Section 5.11 Regulatory Matters.

(a) Except as disclosed on Schedule 5.11(a), Sellers are in compliance in all material respects with all health care laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Health Care Laws”) applicable to the conduct of the Business as currently conducted by Sellers. Health Care Laws include, but are not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FD&C Act and related FDA regulations, the DESI program, the Public Health Service Act, the Controlled Substances Act, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Food and Drugs Act, RSC 1985, cF-27, the Food and Drugs Regulations CRC, C870, the Patent Act R.S.C., 1985, c. P-4, the Patented Medicines (Notice of Compliance) Regulations SOR/93-133 and the Controlled Drugs and Substances Act, SC 1996, c 19, as well as any comparable foreign, federal or state laws, and the regulations promulgated pursuant to such laws. Except as disclosed on Schedule 5.11(a), no Seller has received any notification of any pending or, to Sellers’ Knowledge, threatened, claim, suit, proceeding, hearing, enforcement, audit, inquiry, investigation, arbitration or other action from any Governmental Authority, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, alleging potential or actual non-compliance by, or liability of, Sellers under any Health Care Laws, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business as currently conducted.

(b) Sellers hold Product Registrations required for the conduct of the Business as currently conducted by Sellers, and such Product Registrations are in full force and effect, except where the failure to hold a Product Registration would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business as currently conducted. Sellers have fulfilled and performed, and are performing, all of their material obligations with respect to the Product Registrations, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any Product Registration, except where the failure to so perform, or the occurrence of such event would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business as currently conducted. Except as disclosed on Schedule 5.11(b), Sellers have not received any notice, letters or other correspondence from the FDA, Health Canada or any other Governmental Authority or Person (i) contesting any of their Product Registrations or (ii) otherwise alleging any violation of Health Care Laws by Sellers.

(c) Except as disclosed on Schedule 5.11(c), all material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or Health Canada by Sellers (including, but not limited to, drug and device registration and listing submissions to the FDA or Health Canada) have been so filed, maintained or furnished and, to Sellers’ Knowledge, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) Except as set forth on Schedule 5.11(d), during the one (1) year period prior to the Effective Date, no Seller has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, market withdrawals, replacements, warnings, “dear doctor” letters, investigator notices, MedWatch safety alerts or other notice of material action relating to an alleged lack of safety, efficacy or regulatory compliance of the Products (each a “Safety Notice”).

(e) Except as set forth on Schedule 5.11(e), during the one (1) year prior to the Effective Date, no Seller has received any FDA Form 483, notice of adverse finding, warning letter, untitled letter, or other notice, in each case, alleging a material lack of safety from the FDA, Health Canada or any other Governmental Authority.

(f) During the one (1) year prior to the Effective Date, no Seller has received any notification from the FDA regarding Products marketed under the DESI program (i) alleging or finding that a Product is illegally marketed; (ii) requesting that Sellers voluntarily submit an application for a Product Registration with the FDA in order to market or continue marketing a Product; (iii) providing notice of action in a Federal Register notice against a Product and/or (iv) initiating a seizure, injunction or other action against a Product.

(g) To Sellers’ Knowledge, the clinical and pre-clinical studies conducted or sponsored by Sellers, or in which Sellers, the Products or Sellers’ product candidates have participated were, and if still pending, are being conducted in accordance with standard medical and scientific research procedures and all applicable Health Care Laws, including, but not limited to, the FD&C Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business as currently conducted.

(h) To Sellers’ Knowledge, no officer, employee, or agent of Sellers has made an untrue statement of a material fact or fraudulent statement to the FDA, Health Canada or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, Health Canada or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA, Health Canada or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) or any similar policy. To Sellers’ Knowledge, no officer, employee, or agent of Sellers has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarments under 21 U.S.C. § 335a(a) or any similar laws, rules, or regulations.

Section 5.12 Brokers or Finders. Except as set forth on Schedule 5.12 hereof, Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions.

Section 5.13 Affiliate Transactions. Other than as set forth on Schedule 5.13 hereof or as otherwise expressly contemplated by this Agreement, there are no loans, leases or other continuing transactions between Sellers, on the one hand, and any present or former member, manager, stockholder, director or officer thereof, as applicable, on the other hand, that will not be terminated and of no further effect prior to or simultaneously with the Closing.

Section 5.14 Insurance. The physical properties, assets, business, operations, employees, officers, directors and managers of Sellers are insured to the extent disclosed in Schedule 5.14 and (i) to Sellers’ Knowledge, there is no claim by Sellers pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer, (ii) such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Sellers are in compliance in all material respects with the terms thereof, and (iii) no notice of cancellation or termination has been received by Sellers with respect to any insurance policy described in Schedule 5.14.

Section 5.15 3M. Schedule 5.15 lists all agreements between Sellers and/or the Business, on the one hand, and 3M Company or any of its Affiliates, on the other hand. As of the date hereof, to the Knowledge of Sellers, Sellers have not received any notice and have no reason to believe that 3M Company or any of its Affiliates has (i) terminated or intends to terminate its business dealings with the Business, (ii) materially reduced or will materially reduce its supply to the Business, or (iii) otherwise materially changed or intends to materially change the pricing, terms or amount of business with the Business in a manner adverse to the Business, in each case, as a result of this Agreement, the Bankruptcy Case, or otherwise.

Section 5.16 Inventory; Products. Inventory that is finished goods or samples (i) with an expiration date fourteen (14) months or longer from the Closing Date and (ii) not in quarantine, is in good and marketable condition, and is saleable in the ordinary course of business, other than for normal discounts and liquidations in the Ordinary Course of Business.

Section 5.17 Canadian Competition Act. Neither (i) the aggregate value of the Acquired Assets in Canada of Sellers, nor (ii) the gross revenues from sales in or from Canada from such assets exceeds Cdn$73 million as determined in accordance with the Notifiable Transaction Regulations promulgated under the Competition Act (Canada).

Section 5.18 Financial Statements. Schedule 5.18 sets forth the (i) audited consolidated financial statements of Sellers as at and for the years ended December 31, 2009 and December 31, 2010 (the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements of the Business as at and for the period ended August 31, 2011 (the “Unaudited Financial Statements”), including in each of clauses (i) and (ii) a balance sheet, statement of income and statements of cash flows and operations and for clause (i) a statement of retained earnings (the Audited Financial Statements and the Unaudited Financial Statements collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles and practices in effect from time to time applied on a consistent basis throughout the periods indicated and present fairly, in all material respects, the financial condition of Sellers at their respective dates, provided, however, that in the case of clause (ii) the unaudited financial statements were prepared on a going concern basis and do not include footnotes.

Section 5.19 No Other Representations or Warranties.

(a) Buyer acknowledges that, except for the representations and warranties contained in Article V, neither Sellers nor any other Person on behalf of Sellers makes any express or implied representation or warranty with respect to Sellers (including representations and warranties as to the condition of the Acquired Assets) or with respect to any information provided by or on behalf of Sellers to Buyer. Neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or use by Buyer, of any such information, including any information, documents, projections, forecasts or other material made available to Buyer in any “data rooms,” “data sites,” responses to inquiries, confidential information memoranda or management presentations in expectation of or in connection with the transactions contemplated by this Agreement or any other Transaction Document. Any documents, title information, assessments, surveys, plans, specifications, reports and studies, or other information made available to Buyer by Sellers or their Representatives, including any other material made available to Buyer in any “data rooms,” “data sites,” responses to inquiries, confidential information memoranda or management presentations (collectively, “Review Documents”) are provided as information only. Buyer shall not rely upon Sellers’ provision of any Review Document(s) in lieu of conducting its own due diligence. Except for the specific representations and warranties contained in this Article V (in each case as modified by the Disclosure Schedules hereto), Sellers have not made, do not make, and have not authorized anyone else to make any representation as to: (i) the accuracy, reliability or completeness of any of the Review Documents; (ii) the operating condition of the Acquired Assets; (iii) the environmental conditions of the Real Property INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES; (iv) the enforceability of, or Buyer’s ability to obtain the benefits of, any agreement of record affecting the Acquired Assets, (v) the transferability or assignability of any Contract or Permit or (vi) any other matter or thing affecting or relating to the Acquired Assets.

(b) In connection with investigation by Buyer, Buyer has received or may receive from Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting any representation or warranty in this Article V or any other term of this agreement, Sellers make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article VI are true and correct:

Section 6.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

Section 6.2 Authority; Validity; Consents. Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a party will be duly and validly executed and delivered by Buyer at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Except as required to comply with the HSR Act and Investment Canada Act, Buyer is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby.

Section 6.3 No Conflict. When the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate incorporation of Buyer, (c) any Order or (d) any Law.

Section 6.4 Availability of Funds; Solvency.

(a) Buyer will have at the Closing sufficient cash in immediately available funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) to pay the Cash Consideration, and all other costs, fees and expenses required to be paid by it under this Agreement and the other Transaction Documents.

(b) As of the Closing and immediately after consummating the transactions contemplated by this Agreement and the other transactions contemplated by the Transaction Documents, Buyer will not, assuming the accuracy of Sellers’ representations and warranties under this Agreement, (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair value of its assets will be less than the amount required to pay its probable Liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

Section 6.5 Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened, that would affect in any material respect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

Section 6.6 Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers are or will become liable, and Buyer shall hold harmless and indemnify Sellers from any claims with respect to any such fees or commissions.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

Section 7.1 Investigation of the Business by Buyer. After the Effective Date and prior to the Closing Date, Sellers shall, at Buyer’s sole cost and expense and in accordance with reasonable procedures to be established in good faith by mutual agreement of Sellers’ Interim Access Manager and Buyer’s Interim Access Manager, (a) afford Buyer’s authorized Representatives access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business to the extent Buyer reasonably deems necessary, and permit Buyer and its authorized Representatives to make copies of such materials, (b) furnish to Buyer or its authorized Representatives such additional information concerning the Business as shall be reasonably requested by Buyer or its authorized Representatives and (c) use commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation; provided that Buyer shall submit to Sellers requests for such access, information or cooperation, including reasonable detail regarding the requested access, information or cooperation, a reasonable period in advance of the time at which such access, information or cooperation is to be provided, and all such requests shall be submitted only to John A. A. Bellamy, as Sellers’ designated representative, or to such other individuals as John A. A. Bellamy may designate from time to time to receive such requests (“Sellers’ Interim Access Manager”). Such requests of Buyer shall be submitted only by Gary Tanner or another individual reasonably acceptable to Sellers’ Interim Access Manager as Gary Tanner’s successor, as Buyer’s designated representative (“Buyer’s Interim Access Manager”). Notwithstanding anything herein to the contrary, no such access, information or cooperation shall be permitted or required to the extent that it would require Sellers to disclose information subject to attorney-client privilege or would be prohibited by Law or would otherwise contravene any antitrust or competition Law.

Section 7.2 Operations Prior to the Closing Date. Sellers covenant and agree that, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Schedule 7.2 or any other Schedule as of the date hereof, (iii) for the failure to pay or otherwise honor (A) Rebates, Chargebacks and return obligations relating to Products sold by Sellers prior to the Filing or (B) any patient coupon program, (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), (v) as required by, arising out of, relating to or resulting from the Bankruptcy Case, the Canadian Proceedings or otherwise approved by the Bankruptcy Court or the Canadian Court and (vi) as otherwise required by Laws, after the Effective Date and prior to the Closing Date:

(a) Sellers shall use commercially reasonable efforts, taking into account US Sellers’ status as a debtor-in-possession in the Bankruptcy Case and Canadian Seller’s status as a debtor in the Canadian Proceedings, to carry on in the Ordinary Course of Business (including by paying all fees due to any regulatory authority in the Ordinary Course of Business, including all fees due to the FDA or Health Canada prior to Closing), to maintain in full force and effect the Permits, to maintain and preserve the Acquired Assets in their present condition, other than reasonable wear and tear, and to keep intact the business relationships relating to the Acquired Assets; and, without limiting the generality of the forgoing,

(b) Sellers shall not:

(i) other than the sale of Products in accordance with Section 7.2(b)(vii) or pursuant to any debtor-in-possession financing or cash collateral agreement or order, sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed, any Encumbrance (other than Assumed Liabilities and Permitted Encumbrances) on any Acquired Asset;

(ii) issue, deliver or sell or authorize the issuance, delivery or sale of, any membership or other equity interests of Sellers;

(iii) fail to pay any maintenance or similar fees in connection with the prosecution and maintenance of applicable Registered Business Intellectual Property that is material to the Business as currently conducted, or otherwise fail to protect and maintain Registered Business Intellectual Property that is material to the Business as currently conducted consistent with past practice in all material respects;

(iv) amend any of the Assigned Agreements or any Contract included in the Acquired Assets other than non-material amendments made in the Ordinary Course of Business;

(v) other than in the Ordinary Course of Business, enter into any new, or amend any existing, license or other similar agreement concerning any Business Intellectual Property material to the Business, taken as a whole;

(vi) except in the Ordinary Course of Business, cancel or compromise any material claim or waive or release any material right, in each case, that is a claim or right related to an Acquired Asset;

(vii) sell more than 3,300 units of Zyclara Products in the aggregate (including all strengths and methods of delivery) in any given week or materially increase the sale of other Products outside of the Ordinary Course of Business; or

(viii) enter into any agreement or commitment to take any action prohibited by this Section 7.2.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Sellers, or the Business prior to the

Closing and (ii) prior to the Closing, Sellers shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Business and their operations. Notwithstanding anything herein to the contrary, Sellers shall be permitted to take all actions that are necessary or desirable to comply with the WARN Act, including without limitation, providing any notices required under the WARN Act, and no such actions shall constitute a violation of this Section 7.2. Notwithstanding anything herein to the contrary, after the Effective Date and prior to the Closing Date, Sellers shall not make any offer to sell or distribute, and shall not sell or distribute, any Product that has not been sold by Sellers prior to the Effective Date.

Section 7.3 HSR Act; Reasonable Best Efforts.

(a) Subject to Section 7.3(c), within fifteen (15) Business Days following the Effective Date, Sellers, on the one hand, and Buyer, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Department of Justice, and request early termination of the waiting period under the HSR Act. Buyer, on the one hand, and Sellers, on the other hand, shall as soon as reasonably practicable respond to any requests for additional information in connection with such filings and shall take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Buyer shall be responsible for payment of the applicable filing fee under the HSR Act.

(b) In addition to the actions to be taken under Section 7.3(a), Sellers, on the one hand, and Buyer, on the other hand, shall use all best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article IX and Article X to be satisfied, (ii) the obtaining of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(c) Buyer further agrees that it shall, to the extent necessary to obtain the waiver or consent from any Governmental Authority required to satisfy the conditions set forth in Article IX and Article X, as applicable, or to avoid the entry of or have lifted, vacated or terminated any Closing Legal Impediment, take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, and in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the sale, divestiture or disposition (including by licensing any intellectual property rights) of any Acquired Assets and/or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); (ii) terminate any existing relationships and contractual rights and obligations; (iii) otherwise offer to take or offer to commit to take any action which it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits its freedom of action with respect to, or its ability to retain, any of the Acquired Assets and/or any other assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses); and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement and the other Transaction Documents unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement and the other Transaction Documents, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii) and (iii) of this Section 7.3(c)) necessary to vacate, modify or suspend such injunction or order. For the avoidance of doubt, Buyer’s obligations under this Section 7.3 shall be absolute and not qualified by “commercially reasonable efforts.” The Parties agree that Sellers’ obligations under this Section 7.3 shall not include any obligation on the part of Sellers or their respective Affiliates to commit to or effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses (including the Acquired Assets) as may be required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding.

(d) Sellers, on the one hand, and Buyer, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto and shall discuss and attempt to reasonably account for any comments or suggestions of the other Party. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent not prohibited by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, Buyer, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. In carrying out their obligations under this Section 7.3, subject to applicable Law, each of the Parties shall not submit or otherwise provide any information to such Governmental Authority without first having provided a reasonable opportunity to the other Party and its counsel to comment upon such information. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. Any Party may, as it deems advisable and necessary, reasonably designate any sensitive material provided to the other Party under this Section 7.3, or otherwise pursuant to this Agreement, as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the directors, officers or employees of the recipient, unless express written permission is obtained in advance from the source of the materials.

(e) Neither Buyer nor Sellers shall, after the entry of the Sale Order, agree to accept any agreement that would have the effect of delaying the consummation of any action contemplated by this Agreement without the written consent of the other Party. For the avoidance of doubt, no Party shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Laws, without the prior written consent of the other Parties.

(f) Neither Buyer nor any of its controlled Affiliates shall take any action or acquire any assets or securities of any other Person or agree to acquire assets or securities of any other Person if such action, acquisition or agreement would reasonably be expected to impair Buyer’s ability to consummate the transactions contemplated hereby.

Section 7.4 Bankruptcy Court Filings and Approval.

(a) US Sellers shall use their commercially reasonable efforts to obtain entry of the Sale Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Buyer agrees that it will promptly take such actions as are reasonably requested by US Sellers to assist in obtaining entry of the Sale Order and, consistent with Section 8.3(a) below, a finding by the Bankruptcy Court of adequate assurance of future performance by Buyer.

(b) As promptly as possible, but in no event later than two (2) Business Days following entry of the Sale Order and on notice to Persons designated by Buyer, Canadian Seller shall bring a motion seeking an Order in the Canadian Proceeding, inter alia, (i) approving this Agreement and the transactions contemplated herein, (ii) exempting the transaction from the provisions of the Bulk Sales Act (Ontario), and (iii) vesting the Canadian Assets in Buyer free and clear of all claims, liens and encumbrances (other than Permitted Encumbrances) effective upon delivery to Buyer of the Receiver’s Certificate confirming that the Purchase Price has been paid, the conditions to Closing have been satisfied or waived and the transactions contemplated in this Agreement have closed to the satisfaction of the Receiver (such order, the “Canadian Sale and Vesting Order”), which Order shall be substantially in the form attached hereto as Exhibit E, with such changes as Buyer may accept acting reasonably. Buyer agrees that it will take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Canadian Sale and Vesting Order.

(c) Prior to the filing by Sellers of the applications and motions for the Canadian Orders, Sellers will (i) provide a copy thereof (including, in each case, the related forms of order and notice and supporting materials) to Buyer and its counsel, (ii) provide Buyer and its counsel a reasonable opportunity to review and comment on such document, and any amendment or supplement thereto and (iii) incorporate any reasonable comments of Buyer and its counsel into such document and any amendment or supplement thereto.

(d) Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assigned Agreements are subject to Bankruptcy Court approval and approval of the Canadian Court. Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Acquired Assets and (ii) Buyer must provide adequate assurance of future performance under the Assigned Agreements to be assigned by US Sellers.

(e) Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions (including the motions seeking entry of the Sale Order and the Canadian Orders), orders, hearings and other proceedings relating to this Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or the Canadian Court or as Buyer may reasonably request.

(f) In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order or any of the Canadian Orders, Sellers shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from or stay request in respect of either of such orders. Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal or stay request and obtain an expedited resolution of such appeal.

(g) After entry of the Sale Order and the Canadian Sale and Vesting Order Sellers shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or the Canadian Sale and Vesting Order.

(h) Notwithstanding any other provision of this Agreement to the contrary, subject to the fourth sentence of Section 2.5, at the request of Buyer, Sellers shall transfer and assign the Assigned Agreements set forth on Schedule 7.4(h) to Buyer as of the Closing Date or as soon thereafter as possible, pursuant to, inter alia, Section 365 of the Bankruptcy Code, it being agreed that such assumption and assignment may occur after the Sale Hearing and entry by the Bankruptcy Court of the Sale Order.

Section 7.5 Communications with Customers and Suppliers. Prior to the Closing, Buyer shall not, and shall cause its Affiliates and Representatives not to, contact, or engage in any discussions or otherwise communicate with, any of Sellers’ landlords, clients, suppliers and other Persons with which Sellers have material commercial dealings without obtaining the prior consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided that nothing herein shall in any way restrict or limit Buyer or its Affiliates from contacting, or engaging in discussions or otherwise communicating with, any Person in the ordinary course of the business of Buyer and its Affiliates as conducted as of the date hereof. In no event shall Buyer request any client, customer or any other Person to return any Products sold by Seller.

Section 7.6 Financing. Buyer covenants and agrees with Sellers that it will take all actions necessary to ensure that as of the Closing Date Buyer will have immediately available funds, in the aggregate, sufficient to pay the Cash Consideration, and all other costs, fees and expenses required to be paid by it under this Agreement and the other Transaction Documents.

Section 7.7 Notification of Certain Matters. From the Effective Date through one (1) Business Day prior to the Sale Hearing, Sellers shall use commercially reasonable efforts to promptly (and in no event later than five (5) Business Days prior to the Sale Hearing, except with respect to Contracts entered into after such date) supplement or update Schedule 2.2(d) by providing Buyer written notice of any Contract to which any Seller is a party as of the Effective Date which was not set forth on Schedule 1.1(a) or Schedule 2.2(d) as of the Effective Date and any Contracts that relate to the Business and arise in the Ordinary Course of Business after the Effective Date. From the Effective Date through one (1) Business Day prior to the Sale Hearing, Buyer may amend Schedule 2.2(d) or Schedule 1.1(a) to move any Contract from Schedule 2.2(d) to Schedule 1.1(a), but not vice versa, provided, however, that from the Effective Date through two (2) Business Days prior to the Closing, Buyer shall have the right to move any Contract set forth on Schedule 7.7 from Schedule 1.1(a) to Schedule 2.2(d), provided, further, that Buyer shall have no right to add any Contract rejected, in accordance with Section 365 of the Bankruptcy Code, by Sellers prior to Sellers receiving written notice from Buyer to include such Contract on Schedule 1.1(a) so long as Sellers have provided Buyer with notice of Sellers intent to reject any such Contract at least two (2) days prior to rejecting such Contract, provided further, that Buyer may not amend Schedule 2.2(d) or Schedule 1.1(a) to move any Contract from Schedule 1.1(a) to Schedule 2.2(d) which is also listed on Schedule 5.15 without the prior written consent of Sellers.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Taxes.

(a) Any sales, use, property transfer, property transfer gains, documentary, stamp, registration, recording or similar Tax (including, for certainty, goods and services tax, harmonized sales tax and land transfer tax) payable in connection with the sale or transfer of the Acquired Assets (“Transfer Taxes”) shall be borne by Buyer and, to the extent any Seller is required by applicable Law to pay Transfer Taxes, such Transfer Taxes shall be paid by the Buyer to the appropriate Seller at Closing. Sellers and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes. Where possible, Buyer shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Sellers, Buyer shall prepare and deliver to Sellers a copy of such Tax Return at least three (3) Business Days before the due date thereof, and Sellers shall promptly execute such Tax Return and deliver it to Buyer, which shall cause it to be filed. Buyer shall reimburse Sellers for any Tax described in this Section 8.1(a) that is paid by Sellers to a Governmental Authority.

(b) Buyer shall be responsible for all personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets (the “Property Taxes”), without regard to the taxable period such Property Taxes are attributable to, that are due and payable after the Closing Date.

(c) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to Documents) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that (other than as required pursuant to this Section 8.1(c)) neither Buyer nor any Seller shall be required to disclose the contents of its income tax returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(c) shall be borne by the Party requesting it.

(d) Notwithstanding any other provisions in this Agreement, Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyer.

(e) If requested by Sellers prior to Closing, Buyer and Canadian Seller shall jointly execute and file an election pursuant to subsection 20(24) of the Income Tax Act (Canada) and the corresponding provisions of any applicable provincial Tax legislation in prescribed manner and within the prescribed time limits with respect to Buyer’s assumption of Canadian Seller’s obligations in respect of undertakings to which paragraph 12(1)(a) of Income Tax Act (Canada) apply. Buyer and Canadian Seller acknowledge that Canadian Seller is transferring assets of equal value to Buyer as consideration for the assumption of such obligations. Buyer and Canadian Seller shall file all of their respective Canadian Tax Returns in a manner consistent with any elections completed under this Section 8.1(e).

Section 8.2 Payments Received. Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.

Section 8.3 Assigned Agreements; Adequate Assurance of Future Performance.

(a) With respect to each Assigned Agreement, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Agreement. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Agreements, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ Representatives available to testify before the Bankruptcy Court.

(b) Subject to the other terms and conditions of this Agreement, including Section 2.3(a), Buyer shall, from and after the Closing Date, (i) assume all Liabilities of Sellers under the Assigned Agreements arising after the Closing and (ii) satisfy and perform all of the Liabilities related to each of the Assigned Agreements arising after the Closing when the same are due thereunder.

Section 8.4 Rebates, Chargebacks and Returns.

(a) On or following the Closing, Buyer shall take all actions necessary to obtain its own NDC Numbers and any other license number, code or other similar reference required for the distribution, marketing, and sale of each Product by Buyer in the United States (collectively, “Buyer Required Code”). Such actions shall include labeling all Product inventory acquired by Buyer in the United States pursuant to this Agreement with Buyer’s Buyer Required Code, as applicable, such that all sales of Product by Buyer in the United States are tracked with Buyer Required Code. Buyer will not sell or otherwise transfer any Products in the United States that have a label or packaging that includes any Seller NDC Number. On or following the Closing, Buyer shall take all necessary actions, including, without limitation, completion of the filings and submissions contemplated by Section 8.5, to have the current DIN for each Product in Canada assigned to Buyer and Canadian Seller shall agree to such assignments. Each party hereby agrees and undertakes to provide to the other party copies of all written notices and information filed or delivered by such party to Health Canada in furtherance of the foregoing. For greater certainty, subject to compliance with the filing requirements contemplated by Section 8.5(a), from and after the Closing, Buyer may sell or transfer Products in Canada bearing the current DIN for each Product in Canada, and Buyer shall not be required to obtain a new DIN for each such Product, except for Products that received a DIN prior to September 1994 and have not been notified.

(b) As promptly as practicable following the Closing, Sellers and Buyer will issue a joint letter to customers of the Products, advising such customers of Sellers’ and Buyer’s responsibilities in connection with returns and credits. Sellers shall be responsible only for returned Product that bears Sellers’ NDC Number or as evidenced as being sold by Sellers prior to the Closing by lot number or otherwise, provided that, any processing of returns of Product shall be in compliance with Sellers’ return policy. Buyer shall be responsible only for returned Product that bears the Buyer’s NDC Number or as evidenced as being sold by Buyer on or after the Closing Date by lot number or otherwise, provided that, any such returns of Product shall be in compliance with Buyer’s then current return policy. Notwithstanding the foregoing, if Product returns in Canada involve a split lot of Product, a portion of which was sold by Canadian Seller prior to the Closing and a portion of which was sold by Buyer after the Closing, Buyer shall be responsible for returns of all Product from such split lot. Neither Sellers nor Buyer shall take any action to encourage or delay return of any Product. If Sellers or Buyer receive a Product for which the other was responsible as set forth in Section 8.4(b), that party shall ship the returned Product to the responsible party at the expense of the responsible party, together with such information as is necessary to support the return. All payments due to Sellers from Buyer or due to Buyer from Sellers under this Section 8.4(b), shall be made within 30 days of submission to the responsible party of invoices that describe the requested payment in reasonable detail.

(c) Subject to the terms and conditions of this Agreement, after the Closing Date, Buyer shall have the responsibility to process, and shall have all Liability for, all Rebates and Chargebacks for Products sold by Buyer. Sellers shall retain all Liability for Rebates and Chargebacks relating to Products sold by Sellers. Notwithstanding the foregoing, Buyer shall have the responsibility to process, and shall have all Liability for, Rebates charged by a Canadian Governmental Authority for Products dispensed during the first calendar quarter of 2012 or later and invoiced in the second calendar quarter of 2012 or later, regardless of whether such Rebates relate to Products sold by Canadian Seller or Buyer.

(d) Without limiting the generality of the foregoing or Section 8.5, or being limited thereby, after the Closing, Buyer shall make all appropriate filings and submissions with the Centers for Medicare & Medicaid Services, any Canadian programs and other Government Authorities in regard to all Chargebacks and Rebates owing to such Government Authorities for Products sold by Buyer, including without limitation updates to Buyer’s Medicaid Drug Rebate Agreement and any required filings. Sellers shall bear no responsibility for Buyer’s failure to make such filings and submissions or any delays resulting therefrom.

(e) Nothing in this Section 8.4 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

Section 8.5 Transfer of Regulatory Matters.

(a) Promptly after the Closing and in any event within one (1) day after the Closing, Sellers and Buyer shall file with the FDA, Health Canada or other Governmental Authority the notices and information required pursuant to any applicable regulation or requirement, such as 21 C.F.R. § 314.72, or any successor regulation thereto, to transfer the Product Registrations from Sellers to Buyer. The Parties also agree to use all commercially reasonable efforts, and in any event within thirty (30) days following the Closing, to take any and all other actions required by the FDA, Health Canada, or other Governmental Authority, if any, to effect the transfer of the Product Registrations from Sellers to Buyer. For greater certainty, Buyer may not market or sell Products in Canada prior to completion of the filings of the required notices and information contemplated by the first sentence of this Section 8.5(a).

(b) Promptly after the Closing and in any event within thirty (30) days after the Closing, Sellers and Buyer shall make all appropriate filings and submissions with Governmental Authorities, including but not limited to, the Centers for Medicare & Medicaid Services, the FDA and Health Canada, to register NDC Numbers and DINs and transfer all regulatory responsibilities, excluding all Excluded Liabilities, attaching thereto of each Product, from Sellers to Buyer.

(c) Except as provided in Section 8.5(a) and Section 8.5(b), from and after the Closing, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by any Law in respect of the Product Registrations, including preparing and filing all reports

(including adverse drug experience reports) with the appropriate Governmental Authority, (ii) paying all future Chargebacks and Rebates due to any Governmental Authority for Products sold by Buyer, (iii) taking all actions and conducting all communication with Third Parties in respect of Products sold by Buyer, including responding to (A) complaints in respect thereof, including complaints related to tampering or contamination, and (B) all medical information requests, (iv) investigating all complaints and adverse drug experiences in respect of such Products, provided further that nothing in this Section 8.5(c) shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

(d) Subject to Section 12.15, Sellers shall be solely responsible and liable for all Chargebacks and Rebates due to any Governmental Authority for Products bearing Seller’s NDC Number.

Section 8.6 Adverse Event Reporting. Each of Buyer and Sellers shall promptly notify the other of any significant adverse events that relate to the Products or are required in accordance with any Law, including adverse drug experiences and governmental inquiries, and each of Buyer and Sellers shall cooperate with the other in connection therewith as reasonably requested by the other Party and as follows:

(a) Serious Adverse Events related to any Product of which Sellers become aware shall be submitted to Buyer within three (3) Business Days but no more than four (4) calendar days from the date Sellers first become aware of such Serious Adverse Event. Non-Serious Adverse Events for any Product that are reported to Sellers shall be submitted to Buyer no more than one (1) month from the date received by Sellers; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome. In no event shall Sellers submit to Buyer any adverse event report or similar information that does not relate to the Products.

(b) Until the reporting procedures referenced in Section 8.6(d) herein have been instituted by Buyer and Sellers, a “Serious Adverse Event” for any Product shall have the meaning set forth in 21 C.F.R. § 314.80(a), as amended from time to time, and a “Non-Serious Adverse Event” for any Product is defined any adverse event that is not a Serious Adverse Event.

(c) As provided in Section 8.5(c) above, from and after the Closing, Buyer shall be solely responsible for reporting adverse events related to the Products to Governmental Authorities to the extent required by applicable Laws.

(d) As soon as reasonably practicable after the Closing Date, Buyer and Sellers shall discuss and develop mutually acceptable guidelines and procedures for the receipt, recordation, reporting, communication (as between the Parties) and exchange of Serious Adverse Event and Non-Serious Adverse Event information, as applicable, to the other Party; provided that Buyer shall have exclusive responsibility for communications with Governmental Authorities concerning the Products and related Serious Adverse Event and Non-Serious Adverse Event information. The Parties shall bear their respective costs incurred in connection with receiving, recording, reviewing, reporting, communicating and exchanging with each other regarding and, as applicable, reporting and responding to Serious Adverse Events and Non-Serious Adverse Events.

Section 8.7 Use of Sellers’ Brand. Other than as expressly provided in this Agreement and the Transaction Documents, Buyer will have no right, title, interest, license or any other right whatsoever in or to, and shall not use or permit any of its Affiliates to use, the name “Graceway” or any names, words, service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, insignia or other business identifiers containing or comprising the foregoing, including any derivations, translations, modifications or alterations thereof, or any word, name or mark confusingly similar thereto (the “Sellers’ Brand”); provided that Sellers hereby grant to Buyer a non-exclusive, non-transferable, non-sublicensable limited right and license to use, Sellers’ Brand (a) as it appears on existing (as of the Closing Date) Labeling and packaging for existing Inventory purchased hereunder, and (b) on Labeling and packaging for Products sold in Canada following the Closing (whether or not such Products are Inventory purchased hereunder or manufactured following the Closing), in each case for a period of time ending on the one hundred eightieth (180th) day after the Closing Date. Buyer and its Affiliates shall indemnify and hold harmless Sellers and any of their Affiliates for any claims (other than claims resulting from the gross negligence of Sellers or any of their Affiliates or representatives) arising from or relating to the use by Buyer or any of its Affiliates of the Sellers’ Brand pursuant to this Section 8.7. The Parties agree that damages would be an inadequate remedy in the event of a breach of this Section 8.7, and that a Person seeking to enforce this Section 8.7 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof in addition to any other remedies available at law or in equity.

Section 8.8 Post-Closing Books and Records and Personnel. For seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) neither Buyer nor any Seller shall dispose of or destroy any of the business records and files of the Business and (b) Buyer and Sellers (including, for clarity, any trust established under a Chapter 11 plan of Sellers or any other successors of Sellers) shall allow each other and their respective Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all employees, files and any books and records and other materials included in the Acquired Assets for purposes relating to the Bankruptcy Case, the Canadian Proceedings, the wind-down of the operations of Sellers, the functions of any such trusts or successors, or other reasonable business purposes, including Tax matters, governmental contracts, litigation, or potential litigation, each as it relates to any Product, the Business, the Acquired Assets or the Assumed Liabilities prior to the Closing Date (with respect to Sellers) or from and after the Closing Date (with respect to the Buyer), and Buyer and Sellers (including any such trust or successors) and such Representatives shall have the right to make copies of any such files, books, records and other materials. In addition, from and after the Closing for a period of 60 days, Sellers will permit Buyer and its Representatives access to such personnel of Sellers during normal business hours as Buyer may reasonably request to assist with the transfer of the Inventory, Permits, Documents, Business Intellectual Property and Product Registrations, provided that (i) nothing in this Section 8.8 shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing, (ii) Buyer shall reimburse Sellers for any reasonable and documented out-of-pocket expenditure or obligation incurred by Sellers after the Closing directly related to assistance provided pursuant to this Section 8.8 with the transfer and integration of the Inventory, Permits, Documents, Business Intellectual Property and Product

Registrations, and (iii) the provisions of this Section 8.8 are acknowledged and agreed by the Parties to be in addition to, and in no way limit, the provisions of Section 2.6.

Section 8.9 Confidentiality.

(a) Sellers agree not to, and shall use commercially reasonable efforts to cause its employees not to, divulge to any Person (other than Buyer or its Affiliates or any persons employed or designated by such entities), publish or make use of any information of any type whatsoever of a confidential nature relating to the Products or the Acquired Assets, including, without limitation, all types of trade secrets, client lists or information, information regarding product development, marketing plans, management organization information, operating policies or manuals, performance results, packaging design or other financial, commercial, business or technical information, except (i) such knowledge or information that is in the public domain through no wrongful act by any Seller without the prior written consent of Buyer or its Affiliates (as the case may be), (ii) for disclosure made pursuant to and in accordance with any Contract to which any Seller or any Affiliate of Seller is a party, and (iii) as required by applicable law, by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. This confidentiality provision has no temporal or geographical limitation.

(b) Sellers and Buyer hereby agree that the Confidentiality Agreement, dated April 29, 2011, between Graceway Pharmaceuticals, LLC and Medicis Pharmaceutical Corporation shall terminate, and no party shall have any further obligations thereunder, effective concurrently with the Closing.

Section 8.10 Nycomed Litigation. After the Closing Date, if Buyer receives any proceeds, judgments, payments, expense reimbursements, property or rights (without regard to how any such items are characterized by a court, arbitrator, agreement or the parties to the Nycomed Litigation and specifically including, but not limited, to rights to future royalties or revenue streams, license or cross-licensing rights, marketing rights, services, or any other rights the value of which can be reasonably ascertained or estimated) relating to or arising from the final resolution of all or any portion of the Nycomed Litigation, the value of such proceeds, judgments, payments, expense reimbursements, property or rights (the “Nycomed Award Amount”), such Nycomed Award Amount shall be distributed as follows:

(a) first, any such proceeds up to an aggregate amount of $3 million shall be transferred to Sellers in cash by wire transfer of immediately available funds;

(b) second, Buyer shall retain any additional proceeds up to the amount of reasonable, documented out-of-pocket costs, fees and expenses incurred by Buyer and its Affiliates in connection with the Nycomed Litigation;

(c) third, Buyer shall transfer any additional proceeds to Sellers, in cash by wire transfer of immediately available funds, up to an amount, when taken together with the $3 million of proceeds transferred to Sellers pursuant to Section 8.10(a), that equals the amount of reasonable, documented out-of-pocket costs, fees and expenses incurred by Sellers prior to the Closing in connection with the Nycomed Litigation (which shall in no event exceed $9,000,000); and

(d) fourth, Buyer shall (i) retain 50% of any additional proceeds and (ii) transfer the remaining 50% of such proceeds to Sellers in cash by wire transfer of immediately available funds.

Within ten (10) Business Days after indefeasible receipt by Buyer of any funds constituting Sellers’ portion of the Nycomed Award Amount, Buyers shall pay to US Sellers in cash by wire transfer of immediately available funds an amount equal to the amount apportioned to Sellers above (or the applicable portion thereof). To the extent all or any portion of the Nycomed Award Amount may be payable to Buyers in future increments. Buyers and Sellers shall negotiate in good faith appropriate arrangements for the payment to Sellers of Sellers’ portion of such delayed payments either (x) over time as such amounts are received by Buyers or (y) as a single lump sum of the agreed net present value of such payment streams. For the avoidance of doubt, Buyer shall have full control over the defense of the Nycomed Litigation and any decisions related thereto, including any potential settlements, and Sellers shall cooperate with Buyer in connection with such defense. On and after the Closing Date, Buyers shall keep Sellers informed of any material developments in the Nycomed Litigation including any settlement offers and acceptances. Buyer shall provide Sellers reasonably detailed information, including copies of any related settlement agreement or license agreement as well as supporting documents and materials, related to any resolution (whether or not appealable) of the matters related to the Nycomed Litigation, and Buyer shall allow Sellers reasonable access to employees and outside counsel of Buyer to resolve any questions or ambiguities related to such information.

Section 8.11 Acquired Assets “AS IS”; Buyer’s Acknowledgment Regarding Same. Buyer agrees, warrants and represents that (a) Buyer is purchasing the Acquired Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on Buyer’s own investigation of the Acquired Assets and (b) except as set forth in this Agreement, neither Sellers nor any Representative of Sellers have made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, any part of the Acquired Assets, the financial performance of the Acquired Assets or the Business, or the physical condition of the Acquired Assets. Buyer further acknowledges that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Acquired Assets “AS IS” and “WITH ALL FAULTS.” Buyer agrees, warrants and represents that, except as set forth in this Agreement, Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLERS OR ANY OF THEIR AFFILIATES). EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS, PROFITABILITY OR VALUE OF ANY OF THE PURCHASED ASSETS.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 9.1 Accuracy of Representations. The representations and warranties of Sellers contained in Article V shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 9.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Buyer shall have received a certificate of Sellers, signed by a duly authorized officer of Sellers, to that effect.

Section 9.2 Sellers’ Performance. Sellers shall have performed and complied with in all material respects the covenants and agreements that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

Section 9.3 No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (a “Closing Legal Impediment”); provided, however, that prior to asserting this condition Buyer shall have taken all actions required by Section 7.3, subject to the last sentence of Section 7.3(c), to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment.

Section 9.4 Governmental Authorizations. Any applicable waiting period under the HSR Act and any other material waiting period under any applicable antitrust or competition Law shall have expired or been terminated and any other material approval under any applicable antitrust or competition Law shall have been received.

Section 9.5 Sellers’ Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered.

Section 9.6 Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.

Section 9.7 Canadian Sale and Vesting Order. The Canadian Court shall have entered the Canadian Sale and Vesting Order and the Canadian Sale and Vesting Order shall be a Final Order.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

Section 10.1 Accuracy of Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 10.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement. Sellers shall have received a certificate of Buyer, signed by a duly authorized officer of Buyer, to that effect.

Section 10.2 Sale Order in Effect. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.

Section 10.3 Canadian Sale and Vesting Order. The Canadian Court shall have entered the Canadian Sale and Vesting Order and the Canadian Sale and Vesting Order shall be a Final Order.

Section 10.4 Buyer’s Performance. Buyer shall have performed and complied with in all material respects the material covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

Section 10.5 No Order. No Closing Legal Impediment shall be in effect.

Section 10.6 Governmental Authorizations. Any applicable waiting period under the HSR Act and any other material waiting period under any applicable antitrust or competition Law shall have expired or been terminated and any other material approval under any applicable antitrust or competition Law shall have been received.

Section 10.7 Buyer’s Deliveries. Each of the deliveries required to be made to Sellers pursuant to Section 4.2 shall have been so delivered.

ARTICLE XI

TERMINATION

Section 11.1 Termination Events. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by either Sellers or Buyer:

(i) if the Bankruptcy Court declines to approve this Agreement for any reason, if the Canadian Court fails to enter the Canadian Sale and Vesting Order or if a Governmental Authority issues a final, non-appealable ruling or Order permanently prohibiting the transactions contemplated hereby, provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(a)(i) shall not be available to any party whose breach of any of its representations, warranties, covenants or agreements contained herein results in such ruling or Order;

(ii) by mutual written consent of Sellers and Buyer; or

(iii) if the Closing shall not have occurred by the close of business on January 27, 2012 (the “Outside Date”); provided, however, that (A) Buyer shall be permitted to terminate this Agreement pursuant to this Section 11.1(a)(iii) only if (x) Buyer is not in breach of any of its representations, warranties, covenants or agreements contained herein in such a way that would result in the failure of a condition set forth in Section 10.1 or Section 10.4 to be satisfied and (y) Buyer has provided written notice to Sellers of its intention to exercise its rights under this Section 11.1(a)(iii) and Sellers have not taken all actions necessary to close the transactions contemplated by this Agreement on or before the date that is five (5) Business Days after the date of such notice from Buyer, and (B) Sellers shall be permitted to terminate this Agreement pursuant to this Section 11.1(a)(iii) only if (x) Sellers are not themselves in breach of any of their representations, warranties, covenants or agreements contained herein in such a way that would result in the failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied and (y) Sellers have provided written notice to Buyer of their intention to exercise their rights under this Section 11.1(a)(iii) and Buyer has not taken all actions necessary to close the transactions contemplated by this Agreement on or before the date that is five (5) Business Days after the date of such notice from Sellers.

(b) by Buyer:

(i) in the event of any breach by any Seller of any of its agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied), and the failure of Sellers to cure such breach by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after receipt of the Buyer

Termination Notice; provided, however, that (1) Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained herein or in the Sale Order, (2) Buyer notifies Sellers in writing (the “Buyer Termination Notice”) of its intention to exercise its rights under this Section 11.1(b)(i) as a result of the breach, and (3) Buyer specifies in the Buyer Termination Notice the representation, warranty, covenant or agreement contained herein of which Sellers are allegedly in breach;

(ii) if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement; or

(iii) if the Sale Order has not been entered on or before January 2, 2012 (or is vacated or stayed as of such date).

(c) by Sellers in the event of any breach by Buyer of any of its agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 10.1 or Section 10.4 to be satisfied), and the failure of Buyer to cure such breach by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days after receipt of the Sellers Termination Notice; provided, however, that Sellers (1) are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein or in the Sale Order, (2) with concurrence of the Receiver, notify Buyer in writing (the “Sellers Termination Notice”) of their intention to exercise their rights under this Section 11.1(c) as a result of the breach, and (3) specify in the Sellers Termination Notice the representation, warranty, covenant or agreement contained herein of which Buyer is allegedly in breach.

Section 11.2 Effect of Termination.

(a) In the event of a termination of this Agreement pursuant to Section 11.1(c), the Escrow Agent shall, within two (2) Business Days after receiving joint notice of the Buyer Default Termination from Sellers and Buyer, disburse the Deposit to an account designated by Sellers by wire transfer of immediately available funds to be retained by Sellers for their own account; provided that disbursement of the Deposit shall not constitute liquidated damages or otherwise limit Sellers’ remedies against Buyer in any respect of any claim against Buyer arising under this Agreement or otherwise (except that any damages that may be awarded against Buyer by any court shall be reduced by the amount of the Deposit). Sellers acknowledge and agree that, in such event, the Deposit shall be allocated among US Sellers and Canadian Seller on the same basis as contemplated by clause (i) of Section 3.5.

(b) In the event of a termination of this Agreement pursuant to this Article XI (other than a termination of this Agreement pursuant to Section 11.1(c)), Sellers and Buyer shall instruct the Escrow Agent to, and the Escrow Agent shall, promptly (but in any event within two (2) Business Days of such instruction) return to Buyer the Deposit by wire transfer of immediately available funds and the return thereof shall constitute the sole and exclusive remedy of Buyer in the event of a termination hereunder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by Buyer, on the one hand, and Sellers, on the other hand. Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed); provided, however, that nothing in this Section 12.1 shall prohibit any party from making any public statement without prior consultation of the other Party as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 12.2 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representatives (if applicable) and facsimile numbers set forth below (or to such other addresses, representatives and facsimile numbers as a Party may designate by notice to the other Parties):

(a) If to Sellers, then to:

Graceway Pharmaceuticals, LLC
340 Martin Luther King Jr. Blvd., Suite 500
Bristol, Tennessee 37620
Attn: John A. A. Bellamy
Facsimile: 423-274-5520

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attn: Josef Athanas and Zachary Judd
Facsimile: 312-993-9767

with a copy (which shall not constitute notice) to:

Goodmans LLP
333 Bay St., Suite 3400
Toronto, Ontario

Attn: Joseph Latham and Cristina Alaimo
Facsimile: 416-979-1234

(b) If to Buyer:

Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: Chief Executive Officer Facsimile: 480-291-5175

with a copy (which shall not constitute notice) to:

Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: Legal Department Facsimile: 480-291-5165

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, Massachusetts 02110 Attn: Joseph Basile and Michael Walsh Facsimile: 617-772-8333

with a copy (which shall not constitute notice) to:

Fasken Martineau Dumoulin LLP 333 Bay Street, Suite 2400 Bay Adelaide Centre, Box 20 Toronto, ON M5H 2T6 Attn: Aubrey Kauffman and Scott Conover Facsimile: 416-364-7813

(c) After the appointment of the Receiver, all notices to Canadian Seller shall also be copied to:

RSM Richter Inc. 200 King Street West, Suite 1100 Toronto, Ontario M5H 3T4 Attn: Robert Kofman Facsimile: (416) 932-6200

with a copy (which shall not constitute notice) to:

Davies, Ward, Phillips & Vineberg LLP 1 First Canadian Place, 44th Floor Toronto, Ontario M5X 1B1 Attn: Jay Swartz Facsimile: (416) 863-0871

Section 12.3 Waiver. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

Section 12.4 Entire Agreement; Amendment. This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.

Section 12.5 Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Sellers, to assign all or part of its rights or obligations hereunder to an Affiliate, but no such assignment shall relieve Buyer of its obligations under this Agreement, and Sellers shall be permitted to assign all or part of their rights or obligations hereunder pursuant to a plan of reorganization or liquidation approved by the Bankruptcy Court.

Section 12.6 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

Section 12.7 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise specified herein).

Section 12.8 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code or the provisions of the CJA or other Laws applicable in the Canadian Proceedings apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby (except for such matters as must be dealt with by the Canadian Court in the Canadian Proceedings) and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Proceedings arising out of or relating to this Agreement shall be heard and determined in a Delaware state court or a federal court sitting in the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.2) or any other manner permitted by law.

(c) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS OR BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

Section 12.9 Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall be deemed to constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.2, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

Section 12.10 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

Section 12.11 Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, unitholder, partner or equityholder of any Seller shall have any liability for any obligations or liabilities of Sellers under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby, and Buyer hereby covenants, on behalf of itself and its Affiliates, not to sue any past, present or future director, manager, officer, employee, incorporator, member, unitholder, partner or equityholder of any Seller for any such claim.

Section 12.12 Schedules; Materiality. The inclusion of any matter in any Schedule shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that such disclosure is sufficient to identify the Section to which such disclosure is responsive, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

Section 12.13 Specific Performance. The Parties acknowledge and agree that (a) irreparable injury, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached, and (b) the non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain (without the posting of any bond) specific performance of the terms of this Agreement. If any Proceeding is brought by the non-breaching Party or Parties to enforce this Agreement, the Party in breach shall waive the defense that there is an adequate remedy at law.

Section 12.14 Survival. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate.

Section 12.15 Prepetition Claims and Liabilities. Notwithstanding anything contained herein to the contrary, and taking into account US Sellers’ status as debtors-in-possession in the Bankruptcy Cases and the limitations set forth in the Bankruptcy Code (including, without limitation, with respect the payment of prepetition claims (including, without limitation, prepetition claims on account of Rebates, returns, Chargebacks or coupons)), US Seller shall not be required to pay or otherwise satisfy any prepetition claims or liabilities (other than (i) Sellers’ obligations to pay Cure Costs to the extent required by this Agreement, (ii) Sellers’ obligations to pay any fees due to any regulatory authority in the Ordinary Course of Business in accordance with Section 7.2(a), except, for the avoidance of doubt, those related to any Rebates, returns, Chargebacks or coupons, (iii) Sellers’ obligations under Section 7.2(b)(iii) to pay any Governmental Authority with respect to the prosecution and maintenance of applicable material Registered Business Intellectual Property, and (iv) Sellers’ obligations to Buyer under Sections

3.2, 11.2(b) and 11.2(c) of this Agreement) and none of Sellers’ covenants or obligations hereunder shall be construed, directly or indirectly, to require such payment or satisfaction.

Section 12.16 Receiver. For greater certainty, nothing herein or in any bill of sale or similar document shall constitute an express or implied representation or warranty by the Receiver or shall create any liability or obligation for the Receiver.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

GRACEWAY PHARMACEUTICALS, LLC

By:	/s/ Jefferson J. Gregory
Name: Jefferson J. Gregory
Title: Chief Executive Officer

GRACEWAY CANADA HOLDINGS, INC.

By:	/s/ Jefferson J. Gregory
Name: Jefferson J. Gregory
Title: Chief Executive Officer

GRACEWAY CANADA COMPANY

By:	/s/ Jefferson J. Gregory
Name: Jefferson J. Gregory
Title: Chief Executive Officer

GRACEWAY INTERNATIONAL, INC.

By:	/s/ Jefferson J. Gregory
Name: Jefferson J. Gregory
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

CHESTER VALLEY HOLDINGS, LLC

By:	/s/ Jefferson J. Gregory
Name: Jefferson J. Gregory
Title: Chief Executive Officer

CHESTER VALLEY PHARMACEUTICALS, LLC

By:	/s/ Jefferson J. Gregory
Name: Jefferson J. Gregory
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Richard D. Peterson
Name: Richard D. Peterson
Title: Chief Financial Officer, EVP

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Annex A

Subsidiary Sellers

Graceway Canada Holdings, Inc.

Graceway International, Inc.

Chester Valley Holdings, LLC

Chester Valley Pharmaceuticals, LLC